UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 28, 2018 (September 27, 2018)

Kimbell Royalty Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	1-38005	47-5505475
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 Taylor Street, Suite 810 Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 945-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                                              ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☒

Introductory Note

Item 1.01.                                        Entry into a Material Definitive Agreement.

On September 27, 2018, Kimbell Royalty Partners, LP (the “Partnership”) entered into an Underwriting Agreement (the “Underwriting Agreement”), by and among the Partnership, Kimbell Royalty GP, LLC (the “General Partner”), and Kimbell Royalty Operating, LLC (the “Operating Company,” and collectively, the “Kimbell Parties”), and Credit Suisse Securities (USA) LLC and UBS Securities LLC, as representatives of the several underwriters named in Schedule I thereto (the “Underwriters”), providing for the offer and sale by the Partnership (the “Offering”), and the purchase by the Underwriters, of 3,000,000 common units representing limited partner interests in the Partnership (“Common Units”) at a price to the public of $19.00 per Common Unit. Pursuant to the Underwriting Agreement, the Partnership also granted the Underwriters an option for a period of 30 days to purchase up to an additional 450,000 Common Units on the same terms.

The Offering is registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a shelf registration statement on Form S-3 (File No. 333-226425) (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission on September 21, 2018. The Offering was made under the prospectus supplement dated September 26, 2018 (the “Prospectus Supplement”), and the accompanying prospectus, dated September 21, 2018, constituting a part of the Registration Statement.

The Underwriting Agreement contains customary representations, warranties and agreements of the parties, and customary conditions to closing, obligations of the parties and termination provisions. The Kimbell Parties have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect of those liabilities.

The Offering is expected to close on October 1, 2018, subject to customary closing conditions. The Partnership will receive proceeds (net of the underwriting discount and offering expenses) from the Offering of approximately $53.3 million. As described in the Prospectus Supplement, the Partnership intends to use the net proceeds from the Offering to purchase 3,000,000 common units in the Operating Company (“OpCo Units”), or 3,450,000 OpCo Units if the Underwriters exercise in full their option to purchase additional Common Units. The Operating Company will use the net proceeds from the Offering to repay a portion of the outstanding borrowings under the Partnership’s revolving credit facility.

As more fully described in the Prospectus Supplement under the caption “Underwriting (Conflicts of Interest)” each of Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC (the “Conflicted Underwriters”), each an Underwriter in the Offering, are lenders under the Partnership’s revolving credit facility that will be repaid, in part, by the net proceeds of the Offering. Therefore, the Conflicted Underwriters were each deemed to have a conflict of interest within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, the Offering was conducted in accordance with FINRA Rule 5121, which requires, among other things, that a “qualified independent underwriter” participate in the preparation of the Prospectus Supplement and exercise the usual standards of due diligence in respect thereto. UBS Securities LLC agreed to act as a qualified independent underwriter for the Offering. The Kimbell Parties have agreed to indemnify UBS Securities LLC against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. UBS Securities LLC did not receive compensation for acting as a qualified independent underwriter. To comply with FINRA Rule 5121, the Conflicted Underwriters did not confirm sales to any account over which they exercised discretionary authority without the specific written approval of the account holder

Further, the Underwriters and their respective affiliates are full service institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, valuation and brokerage activities. From time to time, the Underwriters and/or their respective affiliates have directly and indirectly engaged, or may engage, in various financial advisory, investment banking and commercial banking and other services for the Partnership and its affiliates in the ordinary course of their business, for which they have received or may in the future receive customary compensation, fees, commissions and expense reimbursement.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d) Exhibits

Number	Description
1.1	Underwriting Agreement, dated as of September 27, 2018.
5.1	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.
8.1	Opinion of Baker Botts L.L.P. relating to tax matters.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBELL ROYALTY PARTNERS, LP

By:	Kimbell Royalty GP, LLC,
its general partner

By:	/s/ Matthew S. Daly
Matthew S. Daly
Chief Operating Officer

Date: September 28, 2018